Calculation of Filing Fee Tables

Form S-1
(Form Type)

Talcott Resolution Life Insurance Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fees Previously Paid	Other	Deferred Annuity Contracts & Participating Interests Therein	457(o)	N/A	N/A	$2,000,000	N/A	$218.20	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities(1)	Other	Deferred Annuity Contracts & Participating Interests Therein	415(a)(6)	N/A	N/A	$6,600,000	N/A	N/A	Form S-3	333-227929	11/1/2018	$1,159
Total Offering Amounts						$8,600,000		$218.20
Total Fees Previously Paid								$218.20
Total Fee Offsets								$0
Net Fee Due								$0

(1) This row reflects the carry forward of securities that applied when this registration statement was declared effective on May 3, 2021. The earlier registration statement from which the securities were carried forward was originally filed on Form S-3 and post-effectively amended to be on Form S-1.